UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NETLIST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NETLIST, INC.

111 Academy Drive, #100

Irvine, California 92617

(949) 435-0025

June 28, 2024

Dear Netlist Stockholder:

On behalf of the board of directors (the “Board of Directors”), it is our pleasure to invite you to the 2024 Annual Meeting of Stockholders of Netlist, Inc. (“Annual Meeting”), which will be held on Wednesday, August 14, 2024 at 10:00 a.m., Pacific Time, at the UCI Research Park, Cypress Room, 5301 California, Irvine, California 92617.

The Annual Meeting will include a discussion of and voting on the matters described in the Notice of 2024 Annual Meeting of Stockholders and Proxy Statement, and a question-answer session.

At the Annual Meeting, one person will be elected to our Board of Directors and we will ask the stockholders to ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2024, as disclosed in this Proxy Statement. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

Whether or not you participate in the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

Thank you for your continued investment in Netlist.

Sincerely,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary

NETLIST, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time

Wednesday, August 14, 2024

10:00 a.m., Pacific Time

Location

UCI Research Park

5301 California

Cypress Room

Irvine, California 92617

Items of Business

1.	To elect one director to serve a one-year term expiring in 2025;
2.	To ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2024; and
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

June 18, 2024. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend in-person, please be sure to vote your shares by proxy. Your vote is important.

By order of the Board of Directors,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary
Irvine, California June 28, 2024

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read this entire Proxy Statement carefully before voting.

In this Proxy Statement, the terms the “Company,” “Netlist,” “we,” “us,” and “our” refer to Netlist, Inc. Information presented in this Proxy Statement is based on Netlist’s fiscal calendar.

2024 Annual Meeting of Stockholders

Wednesday, August 14, 2024

10:00 a.m., Pacific Time

UCI Research Park

5301 California

Cypress Room

Irvine, California, 92617

Only stockholders of record at the close of business on June 18, 2024 are entitled to receive notice of and to vote at our 2024 Annual Meeting of Stockholders (“Annual Meeting”).

On or about June 28, 2024, we began sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting.

Although not part of this Proxy Statement, we are also sending, along with this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the “2023 Annual Report”), which includes our financial statements for the fiscal year ended December 30, 2023 (“Fiscal 2023”).

Voting Matters and Vote Recommendations

Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope or submit your vote via the Internet or by telephone as promptly as possible, to ensure your shares will be voted at the Annual Meeting. Unless you instruct otherwise, any vote submitted by proxy that is not revoked will be voted at the Annual Meeting as follows:

1.	To elect one director to our board of directors (the “Board” or “Board of Directors”) to serve until our 2025 Annual Meeting of Stockholders and until his successor is duly elected or appointed and qualified or until his earlier resignation or removal;
2.	To ratify the appointment of Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm for our fiscal year ending December 28, 2024 (“Fiscal 2024”); and
3.	With regard to all other matters as may properly come before the Annual Meeting, in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the best judgment of the individuals named as proxies on the enclosed proxy card.

Our Board of Directors recommends a vote “FOR” the director nominee in Proposal No. 1 and “FOR” the independent registered public accounting firm in Proposal No. 2.

To obtain directions to attend the Annual Meeting and vote in person, or if you have questions, please call Investor Relations at (212) 739-6729 or email nlst@theplunkettgroup.com. If you need assistance voting your shares, please call 1-800-PROXIES in the United States or 1-201-299-4446 outside the United States with any touch-tone telephone and follow the instructions. Please have your proxy card available when you call.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, August 14, 2024.

Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy card and 2023 Annual Report are available at www.astproxyportal.com/ast/27807. These proxy materials were first sent or made available to stockholders on June 28, 2024.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

2024 Annual Meeting of Stockholders

Wednesday, August 14, 2024

10:00 a.m., Pacific Time

UCI Research Park

5301 California

Cypress Room

Irvine, California 92617

The record date for the Annual Meeting is June 18, 2024 (the “Record Date”). Only stockholders of record at the close of business on this date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

You are invited to vote on the proposals described in this Proxy Statement because you were a Netlist shareholder on the Record Date.

Netlist is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.

Attending and Voting at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot for voting at the Annual Meeting. If you elect to attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, to gain admission. Additionally, if you hold your shares in street name and you decide to attend and vote at the Annual Meeting in person, you will need to bring a copy of a brokerage statement reflecting your ownership of our common stock as of the Record Date, as well as a legal proxy issued in your name from your broker or other nominee that holds your shares on your behalf. Contact your broker or other nominee to obtain these items.

We encourage you to submit your proxy or voting instructions in advance of the Annual Meeting to ensure that your vote will be counted. Submitting your proxy before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting, but your presence at the Annual Meeting will not in itself revoke a submitted proxy. In order to do so, you must cast a written ballot at the Annual Meeting and your proxy will be revoked as to the matters on which the ballot is cast.

Proxy Materials

These materials were first sent or made available to stockholders on June 28, 2024, and include:

●	The Notice of Internet Availability of Proxy Materials
●	This Proxy Statement for the Annual Meeting
●	The 2023 Annual Report

If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting. If you would like to receive our proxy materials for future annual meetings of our stockholders by e-mail or by mail, you may submit such consent by writing to the attention of our Corporate Secretary at the address of our principal executive offices or by following the instructions on the proxy card.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding.” Under this procedure, we may deliver one copy of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2023 Annual Report to stockholders residing at the same address, unless stockholders have notified us of their desire to receive multiple copies. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs.

Once you have received notice from your broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you provide contrary instructions. If you are a stockholder residing at the same address to which one copy of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2023 Annual Report was delivered, upon receipt of a written or oral request submitted to us, by writing to our Corporate Secretary at the address of our principal executive offices or by calling Investor Relations at (212) 739-6729, we will deliver promptly, at no charge, a separate copy of all or any such materials.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability of Proxy Materials, our Proxy Statement and the 2023 Annual Report, please notify your broker or other nominee or direct your written or oral request to us as described above.

Additionally, stockholders who receive multiple copies of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2023 Annual Report at their shared address and would like to request householding of these materials for future annual meetings of our stockholders should contact their brokers or other nominees or direct a written or oral request to us as described above.

Quorum for the Annual Meeting

Holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Abstentions and broker non-votes, which are explained under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below, as well as shares as to which authority to vote on any proposal is withheld, are each counted as present at the Annual Meeting for purposes of determining a quorum.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing and mailing to our stockholders this Proxy Statement and our other proxy materials for the Annual Meeting, as well as all other costs of soliciting proxies for the Annual Meeting. We may request brokers or other nominees to solicit their customers who beneficially own shares of our common stock that are held of record by the broker or other nominee, and we will reimburse these brokers or other nominees for their reasonable out-of-pocket expenses in making these solicitations. Solicitations will be made primarily through the delivery of this Proxy Statement and our other proxy materials for the Annual Meeting to our stockholders and the availability of these materials on the Internet, and may be supplemented by telephone, facsimile, e-mail and personal solicitation by our directors, officers and other employees. No additional compensation will be paid to our directors, officers or other employees for these activities, and we have not engaged special employees for the specific purpose of undertaking these activities.

Netlist’s Fiscal Year

Netlist’s fiscal year is the 52 or 53 week period that ends on the Saturday closest to December 31. Netlist’s 2023 and 2022 fiscal years included 52 weeks and ended on December 30, 2023 and December 31, 2022, respectively. Unless otherwise stated, references to particular years, quarters, months and periods refer to the Company’s fiscal years ended in January or December and the associated quarters, months and periods of those fiscal years.

Voting Matters

Each share of our common stock has one vote on each matter. Only “stockholders of record” as of the close of business on the Record Date are entitled to vote at the Annual Meeting. At the close of business on June 18, 2024, there were 257,746,289 outstanding shares of our common stock. In addition to shareholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

How to Cast or Revoke Your Vote

Stockholders of Record

If you are a stockholder of record, meaning that at the close of business on the Record Date your shares were registered directly in your name with Equiniti Trust Company, LLC, our transfer agent, then you may vote your shares either by taking any one of the following actions:

●	Attending the Annual Meeting and voting in person;
●	Submitting a proxy by mail, which can be done by completing and signing the accompanying proxy card and mailing it in the envelope provided; or
●	Submitting a proxy via the Internet or by telephone, which can be done by following the instructions on the accompanying proxy card.

Votes cast in person or by a mailed proxy must be received no later than the close of voting at the Annual Meeting to be counted, and votes cast by telephone or the Internet must be received by 1:00 a.m., Pacific Time, on August 14, 2024 to be counted. If the Annual Meeting is postponed or adjourned, a properly submitted proxy will remain valid and will be voted at the postponed or adjourned meeting unless it is revoked before it is actually voted, as described below.

If you are a stockholder of record and submit your proxy, you may revoke it at any time before it is used by taking any of the following actions (any of which will automatically revoke an earlier-provided proxy):

●	Voting in person at the Annual Meeting;
●	Delivering a later-dated proxy to us at the address of our principal executive offices; or
●	Delivering a written notice of revocation to our Corporate Secretary at the address of our principal executive offices.

To be effective, any later-dated proxy must be received by the applicable deadline for the voting method used, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares of our common stock that are held in street name, then you will receive a notice from your broker or other nominee that includes instructions on how to vote your shares. Your broker or other nominee may allow you to deliver your vote via the Internet or by telephone. In addition, if you are a beneficial owner, you will receive instructions from your broker or other nominee regarding how to revoke a previously submitted proxy or otherwise change your voting instructions. As a result, beneficial owners should follow the instructions provided by their brokers or other nominees in order to vote their shares at the Annual Meeting.

If you hold your shares in street name and you wish to attend or vote in person at the Annual Meeting, then you must bring certain items with you in order to gain admission to and vote at the Annual Meeting, as described under “Attending and Voting at the Annual Meeting” above.

Effect of Not Providing Voting Instructions; Broker Non-Votes

Stockholders of Record. You are a “stockholder of record” if your shares are registered directly in your name with Equiniti Trust Company, LLC, our transfer agent. If you were a stockholder of record at the close of business on the Record Date and you submit a valid proxy that does not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. You are a beneficial owner of shares held in “street name” if your shares are not held of record in your name but are held by a broker or other nominee on your behalf as the beneficial owner. If your shares were held in street name at the close of business on the Record Date, it is critical that you provide voting instructions to your broker or other nominee if you want your vote to count on the election of directors (Proposal No. 1). This proposal constitutes a “non-routine” matter on which a broker or other nominee is not entitled to vote shares held for a beneficial owner without receiving specific voting instructions from the beneficial owner. As a result, if you hold your shares in street name and you do not instruct your broker or other nominee on how to vote on Proposal No. 1, then no vote would be cast on this proposal on your behalf and a “broker non-vote” would occur. Your broker or other nominee will, however, have discretion to vote uninstructed shares on the ratification of the appointment of MGO as our independent registered public accounting firm (Proposal No. 2), because the proposal constitutes a “routine” matter on which a broker or other nominee is entitled to vote shares held on behalf of a beneficial owner even without receiving voting instructions from the beneficial owner. Generally, brokers and other nominees will vote any such uninstructed shares in accordance with the recommendation of the Board for the applicable proposal. As a result, broker non-votes are not expected to occur in the vote on Proposal No. 2, and any uninstructed shares held in street name are expected to be voted on each such proposal in accordance with the recommendation of our Board as described in this Proxy Statement.

Voting Requirements

The vote required to approve Proposals No. 1 and 2 is as follows:

1.	Proposal No. 1 will be determined by a plurality of the votes cast on the proposal, meaning that the one nominee receiving the highest number of affirmative votes will be duly elected as directors. As a result, abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal because of the nature of this voting requirement.
2.	Proposal No. 2 must be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. As a result, abstentions, if any, will have no effect on the outcome of this proposal because abstentions are not considered to be present or entitled to vote with respect to the proposal for which they occur, and broker non-votes are not expected to occur on this proposal because, as discussed above, brokers and other nominees will be entitled to vote uninstructed shares held in street name on this proposal.

Below is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

No	Proposal	Vote Required	Routine vs. Non- Routine Matter	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Director	Plurality of Votes Cast	Non-Routine	No effect	No effect
2	Ratification of Auditor	Majority of Votes Cast	Routine	No effect	None expected

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the voting instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” above. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the ownership of our common stock, as of June 18, 2024 (the “Table Date”) unless otherwise indicated in the footnotes to the table, by (i) all persons known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of our Company. Beneficial ownership is determined in accordance with applicable Securities and Exchange Commission (“SEC”) rules and generally reflects sole and shared voting or investment power over securities. Under these rules, a person is deemed to be the beneficial owner of securities the person has the right to acquire as of or within 60 days after the Table Date, upon the exercise of outstanding stock options or warrants, the conversion of outstanding convertible notes, or the exercise or conversion of any other derivative securities affording the person the right to acquire shares of our common stock. As a result, each person’s percentage ownership set forth in the table below is determined by assuming that all outstanding stock options, warrants or other derivative securities held by such person that are exercisable or convertible as of or within 60 days after the Table Date have been exercised or converted. Except in cases where community property laws apply or as indicated in the footnotes to the table, we believe each person named below possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each person named below is c/o Netlist, Inc., 111 Academy, Suite 100, Irvine, CA 92617.

	Shares
	Beneficially
Name of Beneficial Owner	Owned	Percent of Class(1)
Chun K. Hong(2)	6,885,735	2.7%
Gail Sasaki(3)	120,433	*
All executive officers and directors as a group (2 persons)(4)	7,006,168	2.7%

*	Represents beneficial ownership of less than 1%.
(1)	All ownership percentages are based on 257,746,289 shares of our common stock outstanding as of the Table Date.
(2)	Represents (i) 1,775,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 5,010,735 outstanding shares of common stock, of which 3,611,177 shares are held by Mr. Hong and his wife, Won K. Cha, as co- trustees of the Hong-Cha Community Property Trust. Mr. Hong and Ms. Cha possess shared voting and investment power over the shares of common stock held by the Hong-Cha Community Property Trust, and each disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein and (iii) 100,000 restricted stock units (“RSUs”) that are scheduled to vest within 60 days after the Table Date.
(3)	Represents (i) 37,500 RSUs that are scheduled to vest within 60 days after the Table Date and (ii) 82,933 outstanding shares of common stock.
(4)	Represents (i) 1,775,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 5,093,668 outstanding shares of common stock and (iii) 137,500 RSUs that are scheduled to vest within 60 days after the Table Date.

MANAGEMENT AND CORPORATE GOVERNANCE

Board Responsibilities and Meeting Attendance

The primary responsibilities of the Board of Directors are to provide oversight of the business and affairs of the Company, determination of the Company’s mission, our long-term strategy and objectives, and management of the Company’s risks. These functions of the Board have been carried out by the full Board and, when delegated, by the committees thereof.

In order to proactively address the economic effects of the recent coronavirus, our Board evaluated various cost-cutting measures, including review of the Board and committee structure, operations and compensation of the members thereof. As a result of its evaluation and because we are no longer subject to the Nasdaq Stock Market LLC rules, the Board determined it to be in the best interests of its stockholders to reduce the number of directors serving on the Board to one director and to dissolve all committees of the Board effective immediately after our 2020 Annual Meeting of Stockholders on August 7, 2020. We will continue to be an SEC filer and as such, will continue to have our financial results reviewed quarterly and audited annually by our independent registered public accounting firm.

Our Board did not hold any formal meetings during Fiscal 2023 but have either held informal meetings, which our sole Director attended, or acted by unanimous written consent. Other matters requiring approval by our sole Director were handled via a unanimous written consent. We do not have a policy requiring that directors attend our annual meetings of stockholders and our sole Director did not attend our 2023 Annual Meeting of Stockholders.

Our Board of Directors

The sole member of the Board is elected annually at a meeting of our stockholders and serves for a one-year term until the next annual meeting of our stockholders and until his successor is elected and qualified, or until an earlier resignation or removal. Each of our executive officers is appointed by, and serves at the direction of, our Board, subject to the terms of our employment agreement with our President and Chief Executive Officer, which establishes, among other things, such executive officer’s term of office.

Director Independence and Board Committees

Our common stock was listed on The Nasdaq Capital Market (“Nasdaq”) until September 27, 2018. On September 27, 2018, our common stock began trading on the OTCQX® Best Market and on August 11, 2020, our common stock was transferred to the OTCBB®. OTCBB® does not require that a majority of the board of directors be independent. Because our Board is comprised of only our sole Director, Mr. Hong, who also serves as our Chief Executive Officer, our Board is not considered independent, and we do not maintain any standing Board committees. As the sole Director, Mr. Hong performs oversight functions that would otherwise be delegated to committees of the Board, including the following:

●	oversee our financial reporting process, including discussing with our independent registered public accounting firm the scope and plans for all annual audits and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our accounting and financial controls, systems to monitor and manage business risk, and legal and ethical compliance programs;
●	review with management and our independent registered public accounting firm all of our audited and interim financial statements;
●	review and approve in advance any transactions by us with related parties;
●	appoint, terminate, replace, ensure the independence of and oversee our independent registered public accounting firm;
●	pre-approve all audit services and, subject to a “de minimus” exception, all permissible non-audit services to be performed by the independent registered public accounting firm;

●	be responsible for setting the corporate tone for quality financial reporting and sound business risk practices and ethical behavior;
●	establish procedures for the confidential and anonymous submission, receipt, retention and treatment of concerns or complaints regarding accounting, internal accounting controls and auditing matters;
●	review and approve, or make recommendations to the Board regarding, our programs and arrangements for our Section 16 executive officers, including salary, incentive compensation, equity compensation and perquisite programs;
●	review the evaluation process and compensation structure for our non-Section 16 executive officers;
●	developing and evaluating potential candidates for executive positions and oversee the development of executive succession plans;
●	review and act as administrator of our incentive compensation and other stock-based plans;
●	lead the search for individuals qualified to become members of the Board and select director nominees to be presented at our annual meetings of stockholders;
●	review the standards applied by the Board in making determinations as to whether a director satisfies applicable independence requirements;
●	review the Board’s structure;
●	oversight of cybersecurity risk management and strategy processes;
●	select appropriate individuals to serve as Chief Executive Officer and other executive officer positions; and
●	review changes in legislation, regulations and other developments impacting corporate governance and make appropriate decisions with respect to these matters and corporate governance matters generally.

Director Nominations

Our sole Director is responsible for identifying, evaluating, recommending and selecting nominees to serve as directors of our Company.

Identification and Evaluation of Director Nominees

Our sole Director may utilize a variety of methods for identifying director nominees in the future. For example, potential director candidates may come to the attention of our sole Director, executive officers, professional search firms, stockholders or others. In Fiscal 2023, our Board did not retain any consultants or advisors to assist in identifying and evaluating director nominees.

Stockholder Recommendations of Director Candidates

Any recommendations for director candidates are evaluated by our sole Director. The sole Director does not evaluate director candidates differently based on whether the candidate is recommended by a stockholder or otherwise, and any stockholder recommended candidate would be included in and evaluated in the same manner as the pool of other prospective director candidates. Any such recommendation should be made in writing to our Corporate Secretary at the address of our principal executive offices and should include the name, address and a current resume and curriculum vitae of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is recommending the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the recommending stockholder and a description of all arrangements or understandings between the recommending stockholder and the candidate. Any stockholder recommended candidate that is selected by our sole Director would be appointed to a vacant seat on the

Board or included in the Board’s slate of recommended director nominees for election at our next annual meeting of stockholders.

Stockholder Nominations of Directors

Our Amended and Restated Bylaws, as amended (“Bylaws”) provide that any stockholder who is entitled to vote at an annual meeting of our stockholders and who complies with the notice requirements set forth in our Bylaws may nominate persons for election to our Board of Directors at the applicable annual meeting. These notice requirements provide that a stockholder desiring to nominate a director to our Board of Directors must do so by written notice delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices within a specified time period before the annual meeting of stockholders at which the director nominee is to be up for election. See “Stockholder Proposals or Director Nominations for 2025 Annual Meeting of Stockholders” in Other Matters for information about these time periods in connection with our 2025 Annual Meeting of Stockholders. The stockholder’s written notice must include, among other things as specified in our Bylaws, certain personal identification information about the stockholder and its recommended director nominee(s); the principal occupation or employment of the recommended director nominee(s); the class and number of shares of the Company that are beneficially owned by the stockholder and its recommended director nominee(s); and any other information relating to the recommended director nominee(s) that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A stockholder who complies in full with all of the notice provisions set forth in our Bylaws will be permitted to present the director nominee at the applicable annual meeting of our stockholders, but will not be entitled to have the nominee included in our Proxy Statement for such meeting unless an applicable SEC rule requires that we include the director nominee in our Proxy Statement. Please refer to the full text of our Bylaws for additional information about these requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address of our principal executive offices or may be accessed on our website, www.netlist.com, or through our SEC filings available at www.sec.gov.

Corporate Governance Guidelines

We withdrew our Corporate Governance Guidelines effective as of the 2020 Annual Meeting of Stockholders. We do not have a hedging policy for our employees, officers and directors at this time.

Compensation Committee Interlocks and Insider Participation

The Board of Directors does not have a compensation committee. It is the view of the Board of Directors that the Board need not have a compensation committee because the Company’s sole Director, who also serves as our Chief Executive Officer, has sufficient information, experience and alignment with stockholder interests to perform the functions relative to executive compensation.

In addition, the Board has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of Netlist’s compensation philosophy and programs. In Fiscal 2023, our Board did not engage the services of any compensation consultants.

Board Leadership Structure and Role in Risk Oversight

Both the sole Director of the Board and the Chief Executive Officer positions are currently held by Mr. Hong. As one of our founders and due to his involvement in our day-to-day operations, he possesses in-depth knowledge of the issues, opportunities and challenges facing the Company. The Board believes Mr. Hong’s combined role, along with his ownership in the Company, increases accountability and promotes strategy development and execution, all of which our Board believes are essential to the effective governance of our Company. The sole Director is responsible for risk oversight of our Company.

Stockholder Communications with the Board of Directors

Any stockholder who desires to contact our Board of Directors or any member of our Board of Directors may do so by writing to our Board of Directors, care of our Corporate Secretary, at the address of our principal executive offices. Copies of any such written communication received by the Corporate Secretary will be provided to our full Board of Directors or the identified Board member(s), unless the communication is considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

EXECUTIVE OFFICERS

Each of our executive officers is appointed by, and serves at the direction of, our Board, subject to the terms of our employment agreement with Chun K. Hong, our President and Chief Executive Officer, which is described under “Executive Officer and Director Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” in this Proxy Statement below, and which establishes, among other things, Mr. Hong’s term of office.

The narrative below provides, for Gail Sasaki, our only executive officer other than Mr. Hong, such individual’s age as of June 18, 2024; current position(s) with our Company; tenure in such position(s); information about such individual’s business experience and qualifications, including principal occupation or employment and principal business of the employer, if any, for at least the past five years; and involvement in certain legal or administrative proceedings, if any. Such information about Mr. Hong, who is also a director of our Company, is set forth below in the description of Proposal No. 1. There is no arrangement or understanding between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer of the Company.

Gail Sasaki, 67, is our Executive Vice President and Chief Financial Officer. Ms. Sasaki has been our Corporate Secretary since August 2007. Ms. Sasaki joined us in 2006 as Vice President of Finance and subsequently assumed the role of Chief Financial Officer in January 2008. Prior to her tenure at Netlist, Ms. Sasaki served in various senior financial roles, including Chief Financial Officer of eMaiMai, Inc., a commercial technology company based in Hong Kong and mainland China; Chief Financial Officer, Senior Vice President of Finance, Secretary and Treasurer of eMotion, Inc. (a Kodak subsidiary and formerly Cinebase Software), a developer of business-to-business media management software and services; and Chief Financial Officer of MicroNet Technology, Inc., a leader in storage technology. Ms. Sasaki also spent seven years in public accounting, leaving as an audit manager with Arthur Young (now known as Ernst &Young LLP). Ms. Sasaki earned a Bachelor’s degree from the University of California, Los Angeles and also earned a Master of Business Administration degree from the University of Southern California.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2023 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for Fiscal 2023 of (i) our principal executive officer, (ii) our principal financial officer and (iii) the most highly compensated person, other than our principal executive officer and principal financial officer, who was serving as an executive officer at the end of Fiscal 2023 (our “named executive officers”). We had no other executive officers serving at the end of Fiscal 2023. Our named executive officers for Fiscal 2023 were:

Name	Age	Position(s)
Chun K. Hong	63	President, Chief Executive Officer and Sole Director
Gail Sasaki	67	Executive Vice President, Chief Financial Officer and Corporate Secretary

Compensation Philosophy

Our compensation programs are intended to attract and retain employees with skills necessary to enable us to achieve our financial and strategic objectives and to motivate them through the use of appropriate incentives tied to our performance and market value to achieve those objectives. We recognize that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to the compensation of our named executive officers, our President, Chief Executive Officer and sole Director, who has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, adjusted the executive officers’ compensation for Fiscal 2023.

Key Factors in Determining Executive Compensation

Role of Compensation Consultants

Our sole Director has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of Netlist’s compensation philosophy and programs. In Fiscal 2023, our Board did not engage the services of any compensation consultants.

Role of Executive Officers in Compensation Decisions

Our sole Director has overall responsibility for the compensation of our Chief Executive Officer and Chief Financial Officer. Our sole Director considered the executive officers’ responsibilities, performance, compensation, and the compensation program’s ability to attract, retain and motivate executive talent. These considerations reflected compensation levels that our sole Director believed were qualitatively commensurate with executive officers’ individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as Netlist’s performance.

Role of Stockholder Say-on-Pay Votes

At each annual meeting held every three years since 2013, including most recently in 2022, we held triennial stockholder advisory “say-on-pay” votes on the compensation of our named executive officers for the immediately preceding fiscal years. At the 2022 Annual Meeting of stockholders (the “2022 Annual Meeting”), our stockholders overwhelmingly approved the compensation of our named executive officers, with over 85% of our stockholders present and entitled to vote at the meeting voting in favor of our compensation policies for our named executive officers. Given this result, and following consideration of them, the former Compensation Committee of the Board had decided to retain our overall approach to executive compensation while continuing to evaluate our practices frequently, including in response to future say-on-pay votes. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2019 Annual Meeting, at which our stockholders indicated a preference for a triennial vote. Consequently, the Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next say-on-pay frequency vote, which will be held at the 2025 Annual Meeting of stockholders.

Current Elements of Named Executive Officer Compensation

Base Salary

The following table sets forth information regarding the annualized base salary rates at the end of Fiscal 2023 for our named executive officers:

Fiscal Year 2023
Name	Base Salary ($)
Chun K. Hong	450,000
Gail Sasaki	275,000

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to both our named executive officers awards that vest over a long-term period subject to continued service. We believe that equity awards more closely align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance, and create an ownership culture. In addition, the vesting features of our equity awards contribute to executive retention because these features provide an incentive to our named executive officers to remain in our employment during the scheduled vesting periods or until the achievement of the applicable performance milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead, the Board or our sole Director exercises judgment and discretion. The sole Director considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level and types of equity awards that it approves.

Bonus

Our bonuses are discretionary with substantial weight given to financial performance during the year and the enhancement of long-term stockholder value.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers except in certain limited circumstances and as provided in employment agreements.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

●	medical insurance including mental health, dental and vision;
●	life insurance and accidental death and dismemberment insurance;
●	a Section 401(k) plan for which discretionary matching contributions provided by Netlist;
●	short- and long-term disability insurance;
●	medical and dependent care flexible spending account; and
●	a health savings account.

COMPENSATION COMMITTEE REPORT

Our sole Director, Chun K. Hong, (in the absence of a compensation committee) has reviewed the Compensation Discussion and Analysis set forth above with management, and based on his review, has determined that the Compensation Discussion and Analysis be included in our 2023 Annual Report and this Proxy Statement. Our sole Director is responsible for establishing the compensation for each of our named executive officers.

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards, and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our Board assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and benefits that are generally uniform in design and operation throughout the Company and with all levels of employees.

We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices and are supported by the oversight and administration of the Board with regard to executive compensation programs.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The table below provides information about the compensation awarded to, earned by or paid to each of the following individuals, which we refer to collectively as our “named executive officers,” for Fiscal 2023, our fiscal year ended December 31, 2022 (“Fiscal 2022”), and our fiscal year ended January 1, 2022 (“Fiscal 2021”); each person serving at any time during Fiscal 2023 as our principal executive officer (our President and Chief Executive Officer, Mr. Hong); and our only other executive officer serving as such at any time during Fiscal 2023 (our Executive Vice President, Chief Financial Officer and Corporate Secretary, Ms. Sasaki).

Summary Compensation Table

The table below provides information about the compensation awarded to, earned by or paid to each of our named executive officers for each of the last three fiscal years.

		Base		Stock	Option	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Total($)
Chun K. Hong(4)	2023	450,000	—	1,509,475	—	93,732	2,053,207
President, Chief Executive	2022	450,000	—	2,696,000	—	58,888	3,204,888
Officer and Sole Director	2021	450,000	665,000	—	627,060	58,215	1,800,275
Gail Sasaki	2023	275,000	—	302,500	—	5,757	583,257
Executive Vice President, Chief Financial Officer	2022	275,000	—	674,000	—	3,855	952,855
and Corporate Secretary	2021	275,000	205,000	72,400	—	25,007	577,407

(1)	Represents the grant date fair value of the RSUs granted during the year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). The grant date fair value was determined using the fair value of the underlying shares of our common stock.
(2)	Represents the grant date fair value of the option awards granted during the year calculated in accordance with ASC 718. The assumptions used in the calculations for these amounts are described in Note 1 — Summary of Significant Accounting Policies — Stock-Based Compensation and Note 9 — Benefit Plans to our consolidated financial statements included in the 2023 Annual Report. The material terms of each stock option award granted in Fiscal 2023 are described below under “Outstanding Equity Awards at Fiscal Year End.”
(3)	For Fiscal 2023, the amount consists of (a) for Mr. Hong, $11,821 for automobile rental payments, $12,098 for other vehicle-related costs, $34,925 for a country club membership, $18,622 for a health club membership, and $16,266 for income tax and estate planning costs incurred on Mr. Hong’s behalf and (b) for Ms. Sasaki, $2,757 for a health club membership and $3,000 for matching contribution for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Code”).

For Fiscal 2022, the amount consists of (a) for Mr. Hong, $11,860 for automobile rental payments, $2,414 for other vehicle-related costs, $35,083 for a country club membership, $826 for a health club membership, and $8,705 for income tax and estate planning costs incurred on Mr. Hong’s behalf and (b) for Ms. Sasaki, $855 for a health club membership and $3,000 for matching contribution for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code.

For Fiscal 2021, the amount consists of (a) for Mr. Hong, $10,816 for automobile rental payments, $7,527 for other vehicle-related costs, $26,027 for a country club membership, $5,480 for a health club membership, and $8,365 for income tax and estate planning costs incurred on Mr. Hong’s behalf and (b) for Ms. Sasaki, $22,007 for a health club membership and $3,000 for matching contribution for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code.

(4)	Mr. Hong received no additional compensation for his service as a director.

Grants of Plan-Based Awards — 2023

The following table shows information regarding the incentive awards granted to the named executive officers for Fiscal 2023:

						All other	All other		Grant
						stock	option		date
						awards:	awards:	Exercise	fair
			Estimated future payouts			number of	number of	or base	value of
			under non-equity incentive			shares of	securities	price of	stock
			plan awards(1)			stock or	underlying	option	and
			Threshold	Target	Maximum	units	options	awards	option
Name	Award Type	Grant Date	($)	($)	($)	(#)	(#)	($/sh)	awards
Chun K. Hong	Cash Incentive	—	—	450,000	—	—	—	—	—
	Time-Based RSUs(2)	3/16/2023	—	—	—	499,000	—	—	1,509,475
Gail Sasaki	Cash Incentive	—	—	206,250	—	—	—	—	—
	Time-Based RSUs(2)	3/16/2023	—	—	—	100,000	—	—	302,500

(1)	The amounts shown in these columns represent the threshold, target, and maximum payout levels. The actual bonus amount paid to each named executive officer is reported under the “Bonus” column of the table entitled “Summary Compensation Table.” The material terms of each stock option award granted in Fiscal 2023 are described below under “Outstanding Equity Awards at Fiscal Year End.”
(2)	The material terms of each RSU award granted in Fiscal 2023 are described below under “Outstanding Equity Awards at Fiscal Year End.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements – Chief Executive Officer

We entered into an employment agreement with our President and Chief Executive Officer, Mr. Hong, in September 2006. This agreement provides for an initial base salary plus other specified benefits, including the reimbursement of professional fees and expenses incurred in connection with income and estate tax planning and preparation, income tax audits and the defense of income tax claims; the reimbursement of membership fees and expenses for professional organizations and one country club; the reimbursement of employment-related legal fees; automobile rental payments and other vehicle-related expenses; and the reimbursement of health club membership fees and other similar health-related expenses. Mr. Hong may earn annual cash performance bonuses, at the discretion of our Board, of up to 100% of his base salary based upon the achievement of individual and Company performance objectives.

Mr. Hong’s employment agreement automatically renews for additional one-year periods unless we provide or Mr. Hong provides notice of termination six months prior to the renewal date, but at all times Mr. Hong may terminate his employment upon six months’ advance written notice to us and we may terminate Mr. Hong’s employment upon 30 days’ advance written notice to Mr. Hong. If we terminate Mr. Hong’s employment without cause or if he resigns from his employment for good reason, which includes a termination or resignation upon a change of control of our Company, Mr. Hong would be entitled to receive continued payments of his base salary for one year, reimbursement of medical insurance premiums during that period unless he becomes employed elsewhere, a pro-rated portion of his annual performance bonus, and, if any severance payment is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code, an amount equal to any excise tax imposed under Section 4999 of the Code. In addition, upon any such termination or resignation, any unvested stock options held by Mr. Hong would immediately become fully vested and exercisable as of the effective date of the termination or resignation. If Mr. Hong’s employment is terminated due to death or disability, he or his estate would receive a lump-sum payment equal to half of his annual base salary and any stock options held by Mr. Hong would vest to the same extent as they would have vested one year thereafter. Additionally, if Mr. Hong’s employment is terminated due to death or disability, 25% of the shares subject to outstanding stock options, or such lesser amount as is then unvested, would immediately vest and become exercisable. If Mr. Hong resigns without good reason or is terminated for cause, we would have no further obligation to him other than to pay his base salary or other amounts earned by him through the date of resignation or termination.

For purposes of Mr. Hong’s employment agreement:

●	“cause” means a reasonable determination by the Board, acting in good faith based upon actual knowledge at the time, that Mr. Hong has (i) materially breached the terms of his employment agreement, or any other material agreement between us and Mr. Hong, including an arbitration agreement and a proprietary information and invention assignment agreement, (ii) committed gross negligence or engaged in serious misconduct in the execution of his assigned duties, (iii) been convicted of a felony or other serious crime involving moral turpitude, (iv) materially refused to perform any lawful duty or responsibility consistent with Mr. Hong’s position with our Company, or (v) materially breached his fiduciary duty or his duty of loyalty to our Company;
●	“good reason” means (i) the assignment to Mr. Hong, without his consent, of duties inconsistent with his position so as to constitute a diminution of status with our Company, including an assignment of Mr. Hong to a position other than President and Chief Executive Officer of our Company, (ii) our reduction of Mr. Hong’s base salary as in effect at any time without Mr. Hong’s consent, other than a decrease of up to (and including) 10% in connection with an adverse change in the business operations or financial condition of our Company, (iii) the occurrence of a change of control, or (iv) a requirement that Mr. Hong relocate (or report on a regular basis) to an office outside of Orange County without his consent; and
●	a “change of control” means the occurrence of any of the following: (i) any person or entity is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our Company representing a percentage of the combined voting power of our then-outstanding securities that is greater than 50%, (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of Mr. Hong’s employment agreement, constituted our Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of our Company) whose appointment or election by the Board or nomination for election by our stockholders is approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of Mr. Hong’s employment agreement or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of our Company in which our Company does not survive or our Company survives but the shares of our common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of our Company after such merger or consolidation; or (iv) our stockholders approve a plan of our complete liquidation or dissolution or there is consummated an agreement for our sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of our Company immediately prior to such sale.

Employment Agreements - CFO

Ms. Sasaki is employed by the Company as its Executive Vice President, Chief Financial Officer and Corporate Secretary on a full-time basis and is not subject to a formal employment agreement. Ms. Sasaki currently receives an annual base salary of $275,000, annual cash performance bonuses and incentive awards in the discretion of the Board, and other benefits, including matching contribution for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code and the reimbursement of health club membership fees and other similar health-related expenses.

Cash Bonuses

For Fiscal 2023 and Fiscal 2022, Mr. Hong and Ms. Sasaki did not receive a cash bonus. For Fiscal 2021, Mr. Hong and Ms. Sasaki received cash bonuses of $665,000 and $205,000, respectively, based on factors related to the Company’s performance during such period.

Retirement Benefits

We maintain a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code, to which all of our employees, including our named executive officers, are able to contribute up to the limit prescribed by applicable tax rules on a before-tax basis. All of these employee contributions are fully vested upon contribution. In addition, we may make matching contributions on the contributions of our employees on a discretionary basis. In Fiscal 2023, Fiscal 2022 and Fiscal 2021, we made matching contributions of $115,733, $135,411 and $105,161, respectively.

Potential Payments upon Termination or Change-in-Control

We have agreed to provide severance and change of control payments and benefits to Mr. Hong under specified circumstances, as described above.

The following sets out the estimated potential payments upon termination or a change in control for Mr. Hong, based on the assumptions discussed above and assuming such event occurred on December 30, 2023, the last business day of Fiscal 2023:

●	If we terminate Mr. Hong’s employment without cause or if he resigns from his employment for good reason, which includes a termination or resignation upon a change of control of our Company, Mr. Hong would be entitled to receive $450,000 as his base salary, $27,029 as reimbursement of medical insurance premiums, and $520,374 as fair value of unvested stock options held by Mr. Hong that would immediately become fully vested and exercisable.
●	If Mr. Hong’s employment is terminated due to death or disability, he would be entitled to receive $225,000 as his base salary and $416,299 as fair value of unvested stock options held by Mr. Hong that would vest to the same extent as they would have vested one year thereafter.

Outstanding Equity Awards at Fiscal Year End

The following table shows information about the equity awards held by our named executive officers as of the end of Fiscal 2023:

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities			Number of	Market
		Underlying	Underlying			Shares	Value of
		Unexercised	Unexercised	Option	Option	That Have	Shares That
		Options	Options	Exercise	Expiration	Not	Have Not
Name	Grant Date	Exercisable(#)(1)	Unexercisable(#)(1)	Price($)	Date	Vested(#)(2)	Vested($)(2)
Chun K. Hong	2/21/2014	300,000	—	2.05	2/21/2024	—	—
	1/6/2015	300,000	—	0.84	1/6/2025	—	—
	1/18/2016	300,000	—	0.70	1/18/2026	—	—
	2/14/2017	300,000	—	1.02	2/14/2027	—	—
	1/13/2021	687,500	312,500	0.72	1/13/2031	—	—
	3/6/2020	—	—	—	—	37,500	70,500
	1/25/2022	—	—	—	—	500,000	940,000
	3/16/2023	—	—	—	—	499,000	938,120
Gail Sasaki	3/6/2020	—	—	—	—	9,375	17,625
	1/13/2021	—	—	—	—	37,500	70,500
	1/25/2022	—	—	—	—	125,000	235,000
	3/16/2023	—	—	—	—	100,000	188,000

(1)	Represents stock option awards granted under the Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”). These stock option awards that are not fully exercisable vest in 16 equal quarterly installments, subject to continued service on each vesting date, subject to accelerated vesting in certain circumstances as described under “Employment Agreements” above.
(2)	Represents RSUs granted under the Equity Plan. Restrictions on RSUs lapse in eight equal semi-annual installments from the grant date.

CEO Pay Ratio — 2023

We compared the Fiscal 2023 annual total compensation of our Chief Executive Officer of $2,053,207 and the 2023 annual total compensation of our median global compensated employee of $72,248. The result of this calculation was a Chief Executive Officer Pay Ratio of 28 to 1.

We determined the median global compensated employee’s total compensation by using the same methodology used to calculate our Chief Executive Officer’s annual total compensation (see the table entitled “Summary Compensation Table”). We then applied this measure to our global employee population as of December 30, 2023 (the last day of our Fiscal 2023). For the calculation, approximately 49% of the global employee population was based in the United States and 51% was based in China.

2023 Option Exercised and Stock Vested

The following table show information regarding the vesting during Fiscal 2023 of stock options and RSUs previously granted to the named executive offers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)(2)
Chun K. Hong	—	—	367,812	1,092,832
Gail Sasaki	—	—	145,218	441,963

(1)	Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.

DIRECTOR COMPENSATION

Our sole Director receives no additional compensation for his service as director.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officer (“Non-PEO NEO”), and Company performance for the fiscal years listed below.

			Summary		Value of Initial Fixed			Company
			Compensation	Compensation	$100 Investment Based On:			Selected
	Summary		Table	Actually		Peer Group		Measure:
	Compensation	Compensation	Total for	Paid to	Total	Total	Net Income	Market
	Table Total	Actually	Non-PEO	Non-PEO	Shareholder	Shareholder	(Loss)	Capitalization
Year	for PEO	Paid to PEO	NEO	NEO	Return	Return	(in thousands)	(in millions)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)
2023	$2,053,207	$3,447,726	$583,257	$942,188	$590	$147	$(60,398)	$468
2022	$3,204,888	$(3,634,867)	$952,855	$(555,004)	$361	$119	$(33,370)	$261
2021	$1,800,275	$10,716,000	$577,407	$2,687,160	$2,024	$147	$4,831	$1,451
2020	$786,382	$1,006,619	$423,952	$516,069	$189	$116	$(7,268)	$113

(1)  The dollar amounts reported in column (b) represent the amounts of total compensation reported for Mr. Hong, our PEO, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table.

(2)  The dollar amounts reported in column (c) represent the amount of compensation actually paid (“CAP”) to Mr. Hong as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amounts of compensation earned or received by or paid to Mr. Hong during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Hong’s total compensation for each covered fiscal year to determine CAP.

						Change in
						Fair Value as
						of Vesting Date
						of Stock Awards
						and Option Awards
			Fair Value at	Change in	Fair Value at	Granted in
			Fiscal Year End	Fair Value of	Vesting of Stock	Prior Fiscal Years
		Deduction of	of Outstanding and	Outstanding and	Awards and Option	For Which
	Summary	Stock Awards	Unvested Stock	Unvested Stock Awards	Awards Granted	Applicable Vesting
	Compensation	and Option	Awards and Option	and Option Awards	in Fiscal Year	Conditions Were
	Table Total	Awards	Awards Granted	Granted in Prior	That Vested	Satisfied During	Compensation
Year	for PEO	for PEO	in Fiscal Year	Fiscal Years	During Fiscal Year	Fiscal Year	Actually Paid
2023	$2,053,207	$(1,509,475)	$938,120	$951,141	$-	$1,014,733	$3,447,726
2022	$3,204,888	$(2,696,000)	$805,000	$(4,006,402)	$315,000	$(1,257,353)	$(3,634,867)
2021	$1,800,275	$(627,060)	$5,062,532	$2,724,328	$886,629	$869,296	$10,716,000
2020	$786,382	$(94,290)	$158,288	$136,678	$17,246	$2,315	$1,006,619

(3)  The dollar amounts reported in column (d) represent the amounts of total compensation reported for our only Non-PEO NEO, Ms. Sasaki, for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year.

(4)  The dollar amounts reported in column (e) represent the amounts of CAP to Ms. Sasaki, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Ms. Sasaki during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Sasaki’s total compensation for each covered fiscal year to determine CAP.

						Change in
						Fair Value as
						of Vesting Date
						of Stock Awards
						and Option Awards
			Fair Value at	Change in	Fair Value at	Granted in
		Deduction of	Fiscal Year End	Fair Value of	Vesting of Stock	Prior Fiscal Years
	Summary	Stock Awards	of Outstanding and	Outstanding and	Awards and Option	For Which
	Compensation	and Option	Unvested Stock	Unvested Stock Awards	Awards Granted	Applicable Vesting
	Table Total	Awards	Awards and Option	and Option Awards	in Fiscal Year	Conditions Were
	for Non-PEO	for Non-PEO	Awards Granted	Granted in Prior	That Vested	Satisfied During	Compensation
Year	NEO	NEO	in Fiscal Year	Fiscal Years	During Fiscal Year	Fiscal Year	Actually Paid
2023	$583,257	$(302,500)	$188,000	$198,469	$-	$274,962	$942,188
2022	$952,855	$(674,000)	$201,250	$(753,093)	$78,750	$(360,766)	$(555,004)
2021	$577,407	$(72,400)	$564,375	$1,176,884	$86,750	$354,144	$2,687,160
2020	$423,952	$(23,573)	$39,572	$74,335	$4,312	$(2,529)	$516,069

(5)  The cumulative Company total shareholder return (“TSR”) amounts reported in column (f) are calculated by dividing the sum of the cumulative amount of dividends for the period starting at the market close on the last trading day before the Company’s earliest fiscal year in the table through and including the end of the fiscal year for which the TSR amount is being calculated (the “measurement period”), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The comparison assumes $100 was invested in the Company for the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

(6)  The cumulative Peer Group TSR amounts reported in column (g) utilizes the S&P 500 Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2023 Annual Report. The comparison assumes $100 was invested in the S&P 500 Index for the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

(7)  The dollar amounts reported in column (h) represent the amounts of net income (loss), in thousands, reflected in our audited financial statements for each covered fiscal year.

(8)  While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, we determined that market capitalization at each fiscal year-end, as reported in column (i), to be the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link the Company’s performance to CAP to our PEO and Non-PEO NEO, which we believe is a strong driver in determining the Company’s performance. The Company’s market capitalization is calculated as the product of (i) the total number of outstanding shares of the Company’s voting and non-voting common stock held by non-affiliates of the Company as of the close of market on the last trading day of the Company’s completed fiscal year and (ii) the last reported sales price of the Company’s common stock as of the close of market on such trading day, as reported on the OTCQB® marketplace.

Relationships Between Compensation Actually Paid and Performance Measures

As described in more detail in the "Compensation Discussion and Analysis" section above, the company's executive compensation program reflects a variable pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, all of those measures are not presented in the Pay Versus Performance table above. Moreover, as discussed above, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company's performance measures with CAP for a particular year. In accordance with SEC rules, the following information explains how the CAP to our PEO and CAP to our Non-PEO NEO, each compares to our cumulative TSR, net income (loss), and market capitalization. We've also addressed how our four-year TSR compares to the four-year TSR of the S&P 500 Index.

Compensation actually paid to our PEO and Non-PEO NEO directionally aligns with our financial performance as summarized below.

●	2023: The CAP to our PEO and Non-PEO NEO increased relative to 2022, which was reflected by 63% growth in Company TSR year-over-year, and TSR well above the S&P 500 Index. Another key factor driving the increase in CAP was the increase of 79% in our market capitalization year-over-year, primarily driven by a jury award to us for $303 million in damages against Samsung.
●	2022: The CAP to our PEO and Non-PEO NEO were lower relative to 2021. There was an insignificant increase in worldwide supply of semiconductor memory and storage that contributed to declines in demand and average selling prices of our products. As a result, Company TSR and market capitalization decreased by 82% year-over-year.
●	2021: The CAP to our PEO and Non-PEO NEO increased relative to 2020, which was reflected by 971% growth in Company TSR year-over-year, and TSR well above the S&P 500 Index. Other key factors driving the increase in CAP were the increase of 1,184% in our market capitalization and an increase of $12 million in net income year-over-year, primarily as a result of favorable settlement of SK hynix litigation and signing of the $40 million licensing and $600 million supply agreement with SK hynix.
●	2020: With the onset of the pandemic during the year, we experienced lower Company TSR and market capitalization.

Compensation Actually Paid, Company TSR, and Peer Group TSR

The following graph displays our CAP vs. Company TSR and Peer Group TSR over the four most recently completed fiscal years.

Compensation Actually Paid vs. TSR
Compensation Actually Paid ($ 000)
Value of Initial $100 Investment (TSR)
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
$(2,000)
$(4,000)
$(6,000)
$2,500
$2,000
$1,500
$1,000
$500
$-
2020
2021
2022
2023
$1,007
$516
$10,716
$2,687
$(3,635)
$(555)
$3,448
$942
$189
$2,024
$361
$590
$116
$147
$119
$147
Compensation Actually Paid to PEO
Compensation Actually Paid to Non-PEO NEO
Company TSR
Peer Group TSR

Compensation Actually Paid and Net Income (Loss)

The following graph displays our CAP vs. net income (loss) over the four most recently completed fiscal years.

Compensation Actually Paid and Market Capitalization

The following graph displays our CAP vs. market capitalization over the four most recently completed fiscal years.

Financial Performance Measures

For Fiscal 2023, the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and Non-PEO NEO to the Company’s performance are as follows:

●	Market Capitalization
●	Revenue
●	EBITDA

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity incentive plan, the Equity Plan. The Equity Plan initially became effective in 2006, and was amended and restated in 2010, 2016 and 2019. Our Board and our stockholders have previously approved the Equity Plan, including all amendments and restatements of such plan. The following table provides information as of December 30, 2023, about compensation plans under which our equity securities are authorized for issuance:

	Equity Compensation Plan Information
				(c) Number of
	(a) Number of			securities
	securities to be		(b) Weighted-average	remaining available
	issued upon		exercise price of	for future equity
	exercise of		outstanding options,	compensation plans
	outstanding options,		warrants and	(excluding securities
Plan Category	warrants and rights		rights($)(1)	reflected in column (a))
Equity compensation plans approved by security holders	6,901,478	(2)	0.90	226,174	(3)
Equity compensation plans not approved by security holders	259,000	(4)	1.83	—
Total	7,160,478		0.07	226,174

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)	This number includes the following outstanding awards granted under the Equity Plan: 4,039,164 shares subject to outstanding stock options and 2,862,314 shares subject to outstanding RSUs.
(3)	Subject to certain adjustments, as of December 30, 2023, we were authorized to issue a maximum of 18,605,566 shares of our common stock pursuant to awards granted under the Equity Plan.
(4)	Consists of 259,000 RSUs outstanding as of December 30, 2023, which were granted outside the Equity Plan to certain new hires as an inducement to enter into employment with us.

Share Reserve and Share Limits

Each January 1, the number of shares reserved for issuance under the Equity Plan will continue to be automatically increased by the lesser of (i) 2.5% of the shares then issued and outstanding, or (ii) 1,200,000 shares. As of June 18, 2024, there were 19,805,566 total shares reserved for issuance under the Equity Plan, including 6,987,291 shares subject to outstanding equity awards granted under this plan.

Any shares subject to an award or portion of an award which is forfeited, canceled or expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares which may be issued under the Equity Plan. Shares that have been issued under the Equity Plan pursuant to an award generally shall not be returned to the reserve under the Equity Plan and shall not become available for future issuance under the Equity Plan, except that if unvested shares are forfeited, or repurchased by us at the lower of their original purchase price or their fair market value at the time of repurchase, such shares shall become available for future grant under the Equity Plan. Shares tendered or withheld in payment of an option exercise price shall not be returned to or become available for future issuance under the Equity Plan.

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 1,000,000 shares (with an additional 1,000,000 shares of stock in connection with the participant’s initial employment). For awards of restricted stock, RSUs, and performance units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares granted to a participant during a calendar year is 1,000,000 shares.

REPORT OF AUDIT COMMITTEE

Our sole Director, Chun K. Hong (in the absence of an audit committee) has reviewed the audited financial statements for Fiscal 2023 and discussed them with management and with the independent auditors, KMJ Corbin LLP (“KMJ”). Our sole Director also discussed with KMJ the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) standards and SEC requirements.

The sole Director has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Board concerning independence and has discussed with the independent auditors their independence. The sole Director has concluded that the independent auditors currently meet applicable independence standards.

The sole Director has reviewed the independent auditors’ fees for audit and non-audit services for Fiscal 2023. The sole Director considered whether such non-audit services are compatible with maintaining auditor independence and has concluded that they are compatible at this time.

Based on its review of the audited financial statements and the other materials referred to above and the various discussions referred to above, the sole Director determined that the audited financial statements be included in the 2023 Annual Report.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Except as described below and except for employment arrangements and compensation for Board service, which are described in “Director Compensation,” since December 30, 2018, there has not been, nor is there currently proposed, any transaction or series of transactions in which our Company was or is to be a participant, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for our last completed fiscal year, and in which any director, officer or beneficial owner of more than 5% of our common stock, or member of any such person’s immediate family, had or will have a direct or indirect material interest.

Our Executive Vice President of Sales and Operations (formerly, our Vice President of Netlist Base and Commodity Sales), Paik K. Hong, is the brother of Chun K. Hong, our President, Chief Executive Officer and sole Director. For Fiscal 2023, Mr. P. K. Hong earned a cash salary of $233,334. He received $14,950 for weekly fitness training and $3,000 for matching contributions for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code. He was also granted 50,000 shares of RSUs with the grant date fair value of $182,500 measured in accordance with ASC 718. The grant date fair value was determined using the fair value of the underlying shares of our common stock.

We have entered into indemnification agreements with each of our sole Director and executive officers. In general, these agreements require us to indemnify each such individual to the fullest extent permitted under Delaware law against certain liabilities that may arise by reason of their service for us, and to advance expenses incurred as a result of any such proceeding as to which any such individual could be indemnified.

Policies and Procedures for Review and Approval of Related Person Transactions

The sole Director is responsible for reviewing and approving in advance any transactions with a related party in accordance with our related party transaction policy. We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our sole Director. Any request for such a transaction must first be presented to the sole Director for review, consideration and approval. In approving or rejecting any such proposal, the sole Director is to consider the relevant facts and circumstances available and deemed relevant to the sole Director, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. To the extent any such transactions arise between the sole Director and our Company, we will seek stockholder approval.

Proposal No. 1 — Election of Director

Our Board of Directors has nominated Chun K. Hong for re-election as our director at the Annual Meeting. He is currently the sole member of our Board of Directors. If he is elected, he will serve until the 2025 Annual Meeting of Stockholders and until his successor is duly elected or appointed and qualified or until his earlier resignation or removal.

The director nominee named in this Proxy Statement has consented to being named as a nominee and has agreed to serve as a director, if elected. The persons named as proxies in the accompanying proxy card will vote the shares covered by any properly submitted proxy card for the election of each of the director nominees named in this Proxy Statement, unless the proxy card indicates otherwise. The accompanying proxy card contains a discretionary grant of authority with respect to this proposal, so that if one or more of the named director nominees becomes unable or unwilling to serve, the persons named as proxies may vote for the election of any substitute nominees that our Board of Directors may propose. However, the persons named as proxies may not vote for a greater number of persons than the total number of directors to be elected at the Annual Meeting, which is one.

There is no arrangement or understanding between our director or director nominee and any other person or persons pursuant to which any such individual was or is to be selected as a director or director nominee of the Company. There are no family relationships between our director, director nominee or executive officers.

Director Nominee

Chun K. Hong, 63, is one of the founders of Netlist and has been our President and Chief Executive Officer and a director since our inception in June 2000. Mr. Hong assumed the title of Chairman of the Board of Directors in January 2004 and became the sole member of the Board of Directors in August 2020. Prior to his tenure at Netlist, Mr. Hong had served in various other executive positions including President and Chief Operating Officer of Infinilink Corporation, a DSL equipment company; as Executive Vice President of Viking Components, Inc., a memory subsystems manufacturing company; and as General Manager of Sales at LG Semicon Co., Ltd., a public semiconductor manufacturing company in South Korea. Mr. Hong received his Bachelor of Science degree in economics from Virginia Commonwealth University and his Master of Science degree in technology management from Pepperdine University’s Graduate School of Management. As one of our founders and as our Chief Executive Officer, Mr. Hong brings to the Board extensive knowledge of our organization and our market.

Unless authority to vote for the nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Chun K. Hong as director. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

A plurality of the votes cast “FOR” the nominee at the Annual Meeting is required to elect the nominee as a director.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CHUN K. HONG AS DIRECTOR, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our sole Director has appointed MGO as our independent registered public accounting firm for Fiscal 2024. Representatives of MGO are expected to be available in person or via teleconference at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

In appointing MGO as our independent registered public accounting firm, our sole Director considered MGO’s independence with respect to the services to be performed and other factors our sole Director believed to be relevant and in the best interests of our stockholders. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise; however, as a matter of good corporate governance, our sole Director has decided to submit the appointment to stockholders for ratification. If our stockholders fail to ratify the appointment, our sole Director will reconsider whether or not to retain the firm. Even if the appointment is ratified, our sole Director, in his discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines such a change would be in the best interests of the Company and its stockholders. In addition, if MGO declines to act or otherwise becomes incapable of acting as our independent registered public accounting firm or if MGO’s engagement is otherwise discontinued for any reason, our sole Director will appoint another firm to serve as our independent registered public accounting firm for Fiscal 2024.

Change in Independent Registered Public Accounting Firm

On June 13, 2024, our sole Director approved the dismissal of KMJ as the Company’s independent registered public accounting firm. Representatives of KMJ are not expected to be present at the Annual Meeting. Prior to its dismissal, KMJ issued an audit report on the consolidated financial statements of the Company for Fiscal 2023.

The audit report of KMJ on the consolidated financial statements of the Company for Fiscal 2023 and Fiscal 2022 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During Fiscal 2023 and Fiscal 2022, and the subsequent interim period through June 13, 2024, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KMJ, would have caused KMJ to make reference to the subject matter of such disagreements in connection with its report on the financial statements for such periods.

During Fiscal 2023 and Fiscal 2022 and the subsequent interim period through June 13, 2024, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Also on June 13, 2024, our sole Director approved the appointment of MGO as our new independent registered public accounting firm for Fiscal 2024. Prior to their appointment as our independent registered public accounting firm effective June 13, 2024, neither we nor anyone acting on its behalf consulted with MGO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that MGO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to us by KMJ for the indicated services performed during Fiscal 2023 and Fiscal 2022:

	Fiscal 2023($)	Fiscal 2022($)
Audit Fees(1)	$270,200	$218,750
Audit-Related Fees(2)	—	—
Tax Fees(2)	—	—
All Other Fees(2)	—	—
Total Fees	$270,200	$218,750

(1)	Audit fees consist of fees billed to us for professional services rendered for the audit of our annual consolidated financial statements, the review of our interim condensed consolidated financial statements included in our quarterly reports and the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. These fees also include fees billed to us for professional services that are normally provided in connection with statutory and regulatory filings or engagements, including the review of our registration statements on Form S-3 and Form S-8 and certain other related matters, such as the delivery of comfort letters and consents in connection with these registration statements.
(2)	KMJ did not bill to us any audit-related fees, tax fees or other fees in Fiscal 2023 or Fiscal 2022.

Pre-Approval Policies and Procedures

Our sole Director pre-approves all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm, except for certain “de minimus” non-audit services that may be ratified by sole Director. Our sole Director pre-approved all services performed by KMJ in Fiscal 2023.

In the event the stockholders do not ratify the appointment of MGO as our independent registered public accounting firm, the Board will reconsider its appointment.

The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MACIAS GINI & O’CONNELL LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2025 Annual Meeting of Stockholders

The submission deadline for stockholder proposals to be included in our proxy materials for our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is February 28, 2025 if the meeting is held between July 15, 2025 and September 13, 2025 or, if the meeting is not held within these dates, a reasonable time before we begin to print and send our proxy materials for the meeting. All such proposals must be in writing and sent to our Corporate Secretary at the address of our principal executive offices and must otherwise comply with Rule 14a-8 in all respects.

In accordance with our Bylaws, any stockholder who intends to submit one or more director nominees or any other proposal for consideration at our 2025 Annual Meeting of Stockholders outside the processes of Rule 14a-8 must, in addition to complying with all other requirements set forth in our Bylaws, (i) in the case of a stockholder seeking inclusion of a director nominee or other proposal in our proxy materials, deliver written notice to us between December 30, 2024 and February 28, 2025 if the meeting is held between July 15, 2025 and September 13, 2025 or, if the meeting is not held within these dates, no later than the 90th day before the date of the meeting or the 15th day after our first public announcement of the date of the meeting, whichever is later; provided, however, that a stockholder who complies with these notice procedures for a director nominee will be permitted to present the nominee at the meeting but will not be entitled to have the nominee included in our proxy materials in the absence of an applicable SEC rule requiring us to do so, and (ii) in the case of a stockholder not seeking inclusion of a director nominee or other proposal in our proxy materials, deliver written notice to us not less than the 90th day before the date of the meeting. Any such notice must be delivered or mailed and received by our Corporate Secretary at the address of our principal executive offices and must contain all of the information required by our Bylaws. We will not entertain any director nominations or other proposal at the Annual Meeting or at our 2025 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. Please refer to the full text of our Bylaws for additional information about these requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address of our principal executive offices or may be accessed on our website, www.netlist.com, or through our SEC filings available at www.sec.gov. Further, if we comply and the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Other Business at the Annual Meeting

Our Board of Directors does not know of any other matters to be presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting, who are named in the accompanying proxy card, will have discretionary authority to vote for or against any such matter. It is the intention of such individuals to vote on such matters in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in their best judgment.

More Information About the Company and the Annual Meeting

For more information about the Company, please see our Annual Report, which accompanies this Proxy Statement and is available on our website, www.netlist.com. Our 2023 Annual Report was filed with the SEC on February 23, 2024 and is also available on our website or through our SEC filings available at www.sec.gov.

If you have questions about the Annual Meeting or need assistance voting your shares, or if you would like to request additional copies of our proxy materials for the Annual Meeting (which will be provided free of charge), please contact Investor Relations at (212) 739-6729.

By order of the Board of Directors,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary

Irvine, California June 28, 2024

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 1:00 am, Pacific Time, on August 14, 2024. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTOR AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 10130000000000001000 1 081424 COMPANY NUMBER ACCOUNT NUMBER MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 2024 ANNUAL MEETING OF STOCKHOLDERS OF NETLIST, INC. August 14, 2024 1. Election of Director: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/27807 Chun K. Hong 2. Ratification of the appointment of Macias Gini & O’Connell LLP as Netlist’s independant registered public accounting firm for fiscal year 2024. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR tHE NOMINEE in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE NOMINEE:

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 NETLIST, INC. Proxy for 2024 Annual Meeting of Stockholders on August 14, 2024 Solicited on Behalf of the Board of Directors Chun K. Hong and Gail Sasaki, or any of them, each with power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Netlist, Inc. to be held on August 14, 2024 at 10.00 a.m. Pacific Time, or at any postponement or adjourment thereof. Shares represent by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be signed on the reverse side) 1.1 2024 Annual Meeting Admission Ticket 2024 Annual Meeting of Netlist, Inc. Stockholders Wednesday, August 14, 2024 at 10:00 a.m. Pacific Time UCI Research Park 5301 California, Cypress Room, Irvine California 92617 Upon arrival, please present this admission ticket and photo identification at the registration desk.